Exhibit 99.1

NEWS RELEASE

Rambus Announces New Chief Financial Officer

Rahul Mathur brings over 20 years of financial experience to management team

SUNNYVALE, Calif. – September 19, 2016 – Rambus Inc. (NASDAQ:RMBS) today announced that Mr. Rahul Mathur has accepted the position of senior vice president and chief financial officer. Mr. Mathur will be responsible for the overall financial direction of the company and will report to president and chief executive officer Dr. Ron Black.

Prior to joining Rambus, Mr. Mathur served as senior vice president of finance at Cypress Semiconductor where he was responsible for financial planning and investor relations for the $2.1B provider of embedded memory, microcontroller, and analog semiconductor system solutions. Prior to that, Rahul served as vice president of finance at Spansion (later acquired by Cypress). Rahul has previously worked at numerous technology companies such as NetSuite and KLA-Tencor, and started his career as a consultant with Arthur Andersen.

“Rahul brings to Rambus extensive experience of managing assets and highlighting market relevance which will help the public markets better understand and appreciate the value we bring to our customers and target areas,” said Dr. Black. “As we focus on the data center and mobile edge markets, we believe we are on the cusp of great opportunity and Rahul is right person to help us achieve our revenue and growth goals.”

Mr. Mathur holds a Bachelor of Arts in applied mathematics from Dartmouth College and an MBA from the Wharton School of Business at the University of Pennsylvania.

About Rambus Inc.

Rambus creates innovative hardware and software technologies, driving advancements from the data center to the mobile edge. Our chips, customizable IP cores, architecture licenses, tools, services, software, training and innovations improve the competitive advantage of our customers. We collaborate with the industry, partnering with leading ASIC and SoC designers, foundries, IP developers, EDA companies and validation labs. Our products are integrated into tens of billions of devices and systems, powering and securing diverse applications, including Big Data, Internet of Things (IoT), mobile, consumer and media platforms. At Rambus, we are makers of better. For more information, visit rambus.com.

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